Consent of independent accountants

We hereby consent to the incorporation by reference in the Registration Statement on From S-8 of Green Mountain Coffee, Inc. of our report dated November 10, 2000 relating to the financial statements, which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated November 10, 2000 relating to the financial statement schedules, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 20, 2001